Exhibit 99.1

JLG Industries, Inc. 1 JLG Drive McConnellsburg, PA 17233-9533 Telephone (717) 485-5161 Fax (717) 485-6417 www.jlg.com	Press Release FOR IMMEDIATE RELEASE Contact: Juna Rowland Vice President — Corporate & Investor Relations (240) 313-1816, ir@jlg.com

CHARLES O. WOOD, III RETIRES FROM JLG’S BOARD OF DIRECTORS

     McConnellsburg, PA, May 20, 2005 – JLG Industries, Inc. (NYSE: JLG) today announced that Charles O. Wood, III has retired from the Company’s Board of Directors, effective May 20, 2005, after nearly 17 years of service to the Board. With Mr. Wood’s retirement, the Board’s size will be reduced to nine members.

     “Chas has been a very active member of our Board of Directors for many years, has served on nearly every committee and has supported our Company’s growth from $121 million to more than $1 billion in annual revenues, further solidifying our position as a global leader in the access equipment industry,” said Bill Lasky, Chairman of the Board, President and Chief Executive Officer. “Throughout his tenure Chas has been a forceful proponent of disciplined corporate governance practices, including his past service as chairman of our audit committee. We extend our sincere gratitude to Chas for his many contributions to JLG over the years.”

About JLG

     JLG Industries, Inc. is the world’s leading producer of access equipment (aerial work platforms and telehandlers) and highway-speed telescopic hydraulic excavators. The Company’s diverse product portfolio encompasses leading brands such as JLG® aerial work platforms; JLG, SkyTrak®, Lull® and Gradall® telehandlers; Gradall excavators; and an array of complementary accessories that increase the versatility and efficiency of these products for end users. JLG markets its products and services through a multi-channel approach that includes a highly trained sales force and utilizes a broad range of marketing techniques, integrated supply programs and a network of distributors in the industrial, commercial, institutional and construction markets. In addition, JLG offers world-class after-sales service and support for its customers. JLG’s manufacturing facilities are located in the United States, Belgium, and France, with sales and service operations on six continents.

NOTE: Information contained on our website is not incorporated by reference into this press release.

For more information, visit www.jlg.com

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